Exhibit 10.2

NORTECH SYSTEMS INCORPORATED

NON-QUALIFIED STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT is made and entered into as of the 27th day of February, 2022, between Nortech Systems Incorporated, a Minnesota corporation (the “Company”) and Jay D. Miller (“Executive”).

BACKGROUND

Company desires to induce Executive to continue to serve the Company as Chief Executive Officer and President under the terms and conditions of an employment agreement between the Company and Executive dated February 27, 2022 (“Employment Agreement”).

The Company has adopted the 2017 Stock Incentive Plan (the “Plan”) pursuant to which shares of common stock of the Company have been reserved for issuance under the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1.    Grant of Option; Purchase Price. Subject to the terms and conditions herein set forth, the Company hereby irrevocably grants from the Plan to Executive the right and option, hereinafter called the “Option”, to purchase all or any part of an aggregate of the number of shares of common stock, $0.01 par value, of the Company (the “Shares”) set forth at the end of this Agreement after “Number of Shares” at the price per Share set forth at the end of this Agreement after “Purchase Price.”

2.    Exercise and Vesting of Option. The Option shall be exercisable only to the extent that all, or any portion thereof, has vested in Executive. The Option Shares will vest as follows: 21,000 of the Option Shares will vest in annual installments over five years as follows: 5,000 option shares on February 27, 2025, 5,000 option shares on February 27, 2026, 5,000 option shares on February 27, 2027, 3,000 option shares on February 27, 2028, and 3,000 option shares on February 27, 2029, so long as Executive remains an employee of the Company and in accordance with the Employment Agreement. The remaining 21,000 Option Shares will vest on based on the performance metrics set forth on Exhibit A, so long as Executive remains an employee of the Company and in accordance with the Employment Agreement. Each such date is hereinafter referred to singularly as a “Vesting Date” and collectively as “Vesting Dates”).

3.    No Further Vesting on Certain Events. Except as set forth in the Employment Agreement and as provided in herein in Sections 5 and 6 hereof, in the event that Executive ceases to be employed by the Company, for any reason or no reason, with or without cause, prior to any Vesting Date, that part of the Option scheduled to vest on such Vesting Date, and all parts of the Option that may vest in the future, shall not vest and all of Executive’s rights to and under such non-vested parts of the Option shall terminate.

4.    Term of Option. To the extent vested, and except as otherwise provided in this Agreement, the Option shall be exercisable for ten (10) years from the date of this Agreement (the “term”).

5.    Termination of Employment.

a.    In the event of termination of employment of Executive for any reason, other than as set forth in paragraph (b) of this Section 5, Executive or his or his legal representative shall have three (3) months from the date of such termination of his position as an employee to exercise any part of the Option that was vested prior to the date of termination. Upon the expiration of such three (3) month period, or, if earlier, upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.

b.    In the event of Executive’s death, Executive’s estate or his legal representative, as the case may be, may exercise the Option to the extent of the number of Shares which were vested at the time of his or his death, but such right shall expire unless exercised by Executive’s estate or legal representative within the earlier of (i) twelve (12) months after the death of Executive, or (ii) the expiration of the Option.

6.    Change of Control. In the event of a Change of Control (as defined in the Employment Agreement), (i) the entire Option shall immediately vest in full to the extent not already vested and (ii) the Option shall be exercisable through the full remaining term of the Option.

7.    Method of Exercising Option; Net Exercise. Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by written notice to the Company. Such notice shall state the election to exercise the Option and the number of Shares in respect of which it is being exercised and shall be signed by the person or persons so exercising the Option. Such notice shall be accompanied by payment of the full purchase price of such Shares, in which event the Company shall deliver a certificate or certificates representing such Shares as soon as practicable after the notice shall be received. Payment of such purchase price may take the form of cash, shares of stock of the Company, the total market value of which equals the total purchase price, or any combination of cash and shares of the Company, the total market value of which equals the total purchase price. Executive may deliver additional Shares to satisfy Executive’s minimum statutory tax withholding requirements with respect to any exercise of the Option. In addition to the foregoing, Executive may elect a “net exercise” of the Option, by instructing the Company to withhold from the shares of Common Stock issuable upon exercise of the stock option shares of Common Stock in payment of all or any part of the exercise price and/or any related withholding tax obligations, which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Board. Any such notice shall be deemed given when received by the Company at its principal place of business. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

8.    Rights of Option Holder. Executive, as holder of the Option, shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him or his upon the due exercise of all or any part of the Option.

9.    Limitations on Transferability. The Option shall not be transferred, pledged or assigned except, in the event Executive's death, by will or the laws of descent and distribution to the limited extent provided in the Plan, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the “Code”) or Title I of the Executive Retirement Income Security Act, or the rules thereunder, and the Company shall not be required to recognize any attempted assignment of such rights. Notwithstanding the preceding sentence, the Option may be transferred by Executive to Executive's spouse, children, grandchildren or parents (collectively, the “Family Members”), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or shareholders, or to entities exempt from federal income taxation pursuant to Section 501(c)(3) of the Code. During Executive's lifetime, the Option may be exercised only by him or her, by his/her guardian or legal representative or by the transferees permitted by the preceding sentence.

10.    No Continued Employment or Right to Corporate Assets. Nothing contained in this Agreement shall be deemed to grant Executive any right to continue in the employ of the Company for any period of time or to any right to continue his/her present or any other rate of compensation, nor shall this Agreement be construed as giving Executive, Executive’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

11.    Securities Law Matters. Executive acknowledges that the Shares to be received by him or his upon exercise of the Option may not have been registered under the Securities Act of 1933 or the Blue Sky laws of any state (collectively, the “Acts”). If such Shares have not been so registered, Executive acknowledges and understands that the Company is under no obligation to register, under the Acts, the Shares received by him or his or to assist him or his in complying with any exemption from such registration if he or she should at a later date wish to dispose of the Shares. Executive acknowledges that if not then registered under the Acts, the Shares shall bear a legend restricting the transferability thereof, such legend to be substantially in the following form:

“The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws, and the Company may require that the availability or any exemption or the inapplicability of such securities laws be established by an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company.”

12.    Executive Representations. Executive hereby represents and warrants that Executive has reviewed with his/her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement. Executive is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Executive understands that he or she will be solely responsible for any tax liability that may result to him or his as a result of the transactions contemplated by this Agreement. The Option, if exercised, will be exercised for investment and not with a view to the sale or distribution of the Shares to be received upon exercise thereof.

13.    General.

a.    The Option is granted pursuant to the Plan and is governed by the terms thereof. In the event of any conflict between the terms of this Option Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms not defined herein shall have the meanings set forth in the Plan. The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Option Agreement.

b.    Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

c.    Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

d.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

e.    This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

[Signature page follows]

[Signature page to Non-Qualified Stock Option Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

NUMBER OF SHARES:	NORTECH SYSTEMS INCORPORATED

42,000
	By:	/s/ Christopher Jones
Christopher Jones
Its Chief Financial Officer

PURCHASE PRICE:	EXECUTIVE:

$10.15/per share
/s/ Jay Miller
Jay D. Miller

DATE: February 27, 2022

EXHIBIT A

PERMORMANCE VESTING METRICS

1.	5,000 Shares to vest if the closing price of the Company’s common stock exceeds $20 per share on average over 20 consecutive trading days after February 27, 2024;
2.	5,000 Shares to vest if the closing price of the Company’s common stock exceeds $24 per share on average over 20 consecutive trading days after February 27, 2025;
3.	5,000 Shares to vest if the closing price of the Company’s common stock exceeds $28.80 per share on average over 20 consecutive trading days after February 27, 2026;
4.	3,000 Shares to vest if the closing price of the Company’s common stock exceeds $34.56 per share on average over 20 consecutive trading days after February 27, 2027; and
5.	3,000 Shares to vest if the closing price of the Company’s common stock exceeds $41.47 per share on average over 20 consecutive trading days after February 27, 2028.